EX-3.3
Amendment to By-laws of the
Registrant, dated April 25, 1997


                           CERTIFICATE OF AMENDMENT

                               OF THE BYLAWS OF

                             FAXSAV INCORPORATED

                         Pursuant to Article X of the
                         Sixth Amendment and Restated
                         Certificate of Incorporation

                        * * * * * * * * * * * * * * *

The undersigned, Peter S. Macaluso, the Secretary of FaxSav Incorporated, a Delaware corporation (the "Company"), hereby certifies that effective April 25, 1997, the Bylaws of the Company, are amended as follows:

Article III, Section 1, is hereby amended in its entirety to read as follows:

                                 "ARTICLE III

                                  DIRECTORS

Section 1. The number of directors which shall constitute the whole board shall not be less than four (4) nor more than nine (9). Within the limits above specified, the number of directors shall be determined by the resolution of the Board of Directors or by the stockholders at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders."


                                                      /s/ Peter S. Macaluso
                                                      -------------------------
                                                      Peter S. Macaluso
                                                      Secretary
                                                      April 25, 1997